Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-164313 of Phillips Edison – ARC Shopping Center REIT Inc. on Form S-11 of our report dated February 22, 2011, related to the statement of revenues and certain operating expenses of Lakeside Plaza, a shopping center located in Salem, Virginia, for the year ended December 31, 2009, and our report dated February 22, 2011, related to the statement of revenues and certain operating expenses of Snow View Plaza, a shopping center located in Parma, Ohio, for the year ended December 31, 2009, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 10, 2011